EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Suntron Corporation Reports First Quarter 2006 Results
PHOENIX, AZ — May 10, 2006 — Suntron Corporation (NASDAQ: SUNN), a leading provider of integrated electronics manufacturing solutions, today reported net sales of $95.8 million and operating income of $1.7 million for the first quarter of 2006. Net sales for the quarter increased 15.8% over the first quarter of 2005, and 14.2% over the fourth quarter of 2005, and operating income was positive for the second consecutive quarter.
The increase in net sales reflects a one-time spike in sales from an industrial sector customer that was expected and strong demand from semiconductor equipment sector customers.
Gross profit for the first quarter of 2006 improved to $8.0 million compared to $0.5 million in the first quarter of 2005 and $7.0 million in the fourth quarter of 2005. Gross profit as a percentage of net sales improved to 8.4% for the first quarter of 2006, compared to 0.6% on net sales of $82.7 million in the first quarter of 2005 and 8.3% on net sales of $83.9 million in the fourth quarter of 2005. The improvement in gross profit for the first quarter of 2006 compared with the first quarter of 2005 was primarily attributable to the cumulative impact of restructuring and cost containment actions that were initiated throughout 2005 and supplemented by higher net sales.
Operating income for the first quarter of 2006 was $1.7 million, an improvement of $7.1 million as compared to an operating loss of $5.4 million for the first quarter of 2005. Sequentially, operating income improved $0.4 million compared to the fourth quarter of 2005.
As previously announced, on March 30, 2006 Suntron entered into a new $50.0 million credit agreement that matures in March 2009, and a $10.0 million secured subordinated note purchase agreement with an affiliate of Suntron’s majority stockholder. On March 30, 2006, Suntron also sold a building and land in Sugar Land, Texas, which generated net proceeds of approximately $16.5 million that was used to repay outstanding debt. Suntron leased back approximately 50% of the building under a seven-year lease.
Due to the repayment of Suntron’s previous credit facility, a non-cash charge to interest expense of $1.4 million was incurred in the first quarter of 2006 for the write-off of unamortized debt issuance costs associated with the previous credit agreement. In addition to this $1.4 million charge, results for the first quarter of 2006 include restructuring costs of $0.2 million and stock compensation expense of $0.2 million. Suntron reported a net loss for the first quarter of 2006 of $1.1 million (a loss per share of $0.04), compared to net income of $0.1 million for the fourth quarter of 2005 (breakeven earnings per share), and a net loss of $6.2 million (a loss per share of $0.23) in the first quarter of 2005. Excluding the aforementioned charges, non-GAAP net income for the first quarter of 2006 was $0.7 million, or $0.03 per share.
“During 2005, we took cost reduction actions and achieved positive operating earnings for the fourth quarter on essentially a flat revenue base,” stated Paul Singh, Suntron’s president and chief executive officer. “With the first quarter results, we have now had four consecutive quarters of improved operating performance and two consecutive quarters of positive operating income,” added Mr. Singh.
“In 2006, our goal is to further improve the utilization of our assets and right-size our U.S. footprint, continued Mr. Singh. “In the first quarter of 2006, we completed the sale of our largest facility, located in Sugar Land, Texas, and leased back half of the space. This transaction along with our refinancing improved our balance sheet by reducing overall company debt while enhancing our borrowing availability to support future growth. We continue to evaluate additional actions we need to take in 2006 to further improve our financial performance,” added Mr. Singh.
“As we look ahead to the second quarter of 2006, we expect net sales to be in the range of $83 million to $86 million,” continued Mr. Singh. “We are continuing to invest in our sales and marketing efforts, and we have already begun to see benefits as evidenced by the addition of six new customers in the first quarter. In addition, our management team remains focused on improving operating performance and exceeding customer expectations,” concluded Mr. Singh.
About Suntron Corporation
 Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the aerospace and defense, industrial, semiconductor capital equipment, networking and telecommunications, and medical markets. Headquartered in Phoenix, Arizona, Suntron operates seven full-service, manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in product design, engineering services, cable and harness production, printed circuit card assembly, box build, and large scale and complex system integration and test. The Company has approximately 1,650 employees and contract workers.
Non-GAAP Information
 In addition to disclosing results determined in accordance with generally accepted accounting principles (GAAP), Suntron also discloses certain non-GAAP results of operations that exclude certain items. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. The primary measure of our operating performance is net income (loss). However, the Company’s lenders, internal management and many investment analysts believe that other measures provide additional information to further analyze the company’s financial performance. Additionally, in evaluating alternative measures of operating performance, it is important to understand that there are no standards for these calculations. Accordingly, the lack of standards can result in subjective determinations by management about which items may be excluded from the calculations, as well as the potential for inconsistencies between different companies that have similarly titled alternative measures. See the tables to this press release for a reconciliation of GAAP amounts to non-GAAP amounts.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
 This release contains forward-looking statements that relate to future events or performance. These statements reflect Suntron’s current expectations, and Suntron does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Suntron’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions and specific conditions in the electronics industry, including the aerospace and semiconductor capital equipment market segments of the electronics industry; Suntron’s dependence upon a small number of customers; the Company’s ability to attract new customers and retain existing customers; cash availability/liquidity; changes or cancellations in customer orders; the risks inherent with predicting cash flows, revenue and earnings outcomes as well as other factors identified as “Risk Factors” or otherwise described in Suntron’s filings with the Securities and Exchange Commission from time to time.
Visit www.suntroncorp.com or call 888-520-3382 for more information.
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CONTACT:	Suntron Corporation Paul Singh, President and CEO Thomas B. Sabol, Chief Financial Officer 602-789-6600 ir@suntroncorp.com

SUNTRON CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Quarter Ended
	April 3,	December 31,	April 2,
	2005	2005	2006
Net Sales	$82,736	$83,853	$95,795
Cost of Goods Sold	82,264	76,878	87,781

Gross profit	472	6,975	8,014

Operating Expenses:
Selling, general and administrative expenses	5,618	5,352	6,051
Severance, retention, and lease exit costs	26	188	122
Related party management and consulting fees	188	187	188

Total operating expenses	5,832	5,727	6,361

Operating income (loss)	(5,360)	1,248	1,653
Other Income (Expense):
Interest expense	(1,090)	(1,227)	(2,825)
Gain on sale of assets	241	40	20
Unrealized loss on marketable equity securities	(144)	—	—
Interest and other income	164	65	15

Total other income (expense)	(829)	(1,122)	(2,790)

Net income (loss)	$(6,189)	$126	$(1,137)

Loss Per Share (Basic and Diluted)	$(0.23)	$0.00	$(0.04)

Weighed Average Shares Outstanding — Basic and diluted	27,415	27,415	27,456

SUNTRON CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)

	December 31,	April 2,
	2005	2006
ASSETS
Current Assets:
Cash and equivalents	$59	$90
Trade receivables	51,377	53,789
Inventories	61,985	62,752
Land, building and improvements held for sale, net	18,772	1,198
Prepaid expenses and other	1,430	1,541

Total Current Assets	133,623	119,370

Net property and equipment	8,367	7,272
Goodwill	10,918	10,918
Debt issuance costs, net	1,586	860
Identifiable intangible assets	675	625
Deposits and other	180	1,719

Total Assets	$155,349	$140,764

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$38,605	$40,717
Outstanding checks in excess of cash balances	1,039	1,021
Borrowings under revolving credit agreement	47,000	23,106
Accrued compensation and benefits	6,181	7,213
Current portion of accrued exit costs related to facility closures	494	402
Payable to affiliates	501	218
Other accrued liabilities	5,934	2,867

Total Current Liabilities	99,754	75,544
Long-term Liabilities:
Subordinated debt payable to affiliate	—	10,000
Accrued exit costs related to facility closures	122	62
Other	905	1,519

Total Liabilities	100,781	87,125

Stockholders’ Equity:
Preferred stock, $.01 par value. Authorized 10,000 shares, none issued
Common stock, $.01 par value. Authorized 50,000 shares; issued and outstanding 27,415 shares and 27,490 shares, respectively	274	275
Additional paid-in capital	380,744	380,675
Deferred stock compensation	(276)	—
Accumulated deficit	(326,174)	(327,311)

Total Stockholders’ Equity	54,568	53,639

Total Liabilities and Stockholders’ Equity	$155,349	$140,764

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES
(In Thousands, except per share data)

	Q1	Q4	Q1
	2005	2005	2006
Net Income (Loss) (GAAP)	$(6,189)	$126	$(1,137)
Restructuring Expenses	407	281	198
Stock Compensation Expense (Benefit)	62	(94)	207
Write-off of Debt Issuance Costs	—	—	1,447

Net Income (Loss) (Non-GAAP)	$(5,720)	$313	$715

Earnings (Loss) Per Share (GAAP)	$(0.23)	$0.00	$(0.04)

Earnings (Loss) Per Share (Non-GAAP)	$(0.21)	$0.01	$0.03

OTHER SELECTED FINANCIAL DATA
(In Thousands)

	Q1	Q4	Q1
	2005	2005	2006
EBITDA	$(2,983)	$3,075	$3,342
Cash Flow Provided (Used) by Operating Activities	5,419	5,552	(1,137)
Restructuring Charges:
Included in Cost of Goods Sold	381	93	76
Other	26	188	122
Borrowing Availability (End of Period)	9,589	16,184	24,874
Working Capital (End of Period)	14,198	33,869	43,826
CALCULATION OF EBITDA
(In Thousands)

	Q1	Q4	Q1
	2005	2005	2006
Net Income (Loss)	$(6,189)	$126	$(1,137)
Interest Expense	1,090	1,227	2,825
Income Tax Expense	—	—	—
Depreciation and Amortization	2,116	1,722	1,654

EBITDA	$(2,983)	$3,075	$3,342